Exhibit 99.1

American States Water Company Announces Earnings for the First Quarter of 2010

SAN DIMAS, Calif.--(BUSINESS WIRE)--May 6, 2010--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings of $0.46 and $0.45 per common share, respectively, for the first quarter ended March 31, 2010 as compared to basic and fully diluted earnings of $0.28 per common share for the first quarter ended March 31, 2009.

The $0.17 per share increase in reported diluted earnings for the first quarter of 2010, as compared to the same period of 2009, is due to the following items:

  The water gross margin increased by $828,000, or $0.03 per share, during the first quarter of 2010 primarily due to higher water revenues, as more fully discussed below.
  The electric gross margin increased by $2.5 million, or $0.08 per share, during the first quarter of 2010 primarily due to increases in electric rates approved by the California Public Utilities Commission (“CPUC”), as more fully discussed below.
  Operating expenses, other than supply costs, increased at the Company’s utility businesses by $1.9 million, or $0.06 per share, primarily due to an increase in labor and other related benefits, and an increase in outside legal and consulting services costs as compared to the first quarter of 2009, as more fully discussed below.
  Pretax operating income through AWR’s contracted services subsidiary, American States Utility Services, Inc. (“ASUS”), increased by $6.8 million, or $0.23 per share, during the first quarter of 2010 as compared to the first quarter of 2009 due primarily to an increase in construction activities and contract modifications received from the U.S. government resolving two requests for equitable adjustment, which increased revenues and pretax operating income by a total of $5.6 million, or $0.19 per share.
  An increase in the effective tax rate during the first quarter of 2010 as compared to the same period in 2009 negatively impacted earnings, primarily due to: (i) a tax benefit of $918,000, or $0.05 per share, recorded during the first quarter of 2009 resulting from changes in California apportionment laws, which did not recur in 2010, and (ii) changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements which negatively impacted earnings by approximately $0.03 per share.
  The issuance of 1.15 million shares of AWR’s Common Stock in a public offering completed in May 2009 diluted 2010 earnings by $0.03 per share.

Operating revenues increased by $10.7 million to $90.3 million for the first quarter of 2010, compared to $79.6 million recorded in the first quarter of 2009, an increase of 13.4%. The table below sets forth summaries of operating revenues by segment:

(in thousands)	2010	2009	$ Change	% Change
Water	$57,874	$56,794	$1,080	1.9%
Electric	10,979	8,632	2,347	27.2%
Contracted services	21,430	14,183	7,247	51.1%
Total operating revenues	$90,283	$79,609	$10,674	13.4%

Water revenues for the first quarter of 2010 increased by $1.1 million or 1.9%, due primarily to: (i) the implementation in September 2009 of the Water Revenue Adjustment Mechanism account for Region I at AWR’s Golden State Water Company (“GSWC”) subsidiary, which resulted in the recording of $1.5 million additional revenues to adjust to consumption levels approved by the CPUC, partially offset by lower actual consumption compared to 2009, and (ii) an increase in customer rates at Chaparral City Water Company (“CCWC”), an AWR subsidiary and a regulated utility in Arizona. Due to the delay in GSWC’s Regions II and III and general office rate case, water revenues for Regions II and III for the first quarter of 2010 have been recorded using 2009 adopted levels pending resolution of this general rate case, which is expected in September 2010.

Electric revenues increased by 27.2% to $11.0 million compared to $8.6 million for the first quarter of 2009 due primarily to: (i) increases in electric rates approved by the CPUC related to GSWC’s Bear Valley Electric Service (“BVES”) division’s general rate case which added approximately $1.5 million to electric revenues; (ii) the March 2010 CPUC approval for recovery of $958,000 in a memorandum account which tracked the difference between the 2007 adopted general office cost allocation to BVES and the 1996 adopted general office cost allocation to BVES, and (iii) the recording of $320,000 to the Base Revenue Requirement Adjustment Mechanism account implemented in November 2009 to adjust BVES’ 2010 first quarter revenues to the usage levels approved by the CPUC. These increases were partially offset by a decrease of 6.1% in actual customer usage.

Contracted services revenues are composed of construction revenues and management fees for operating and maintaining the water and/or wastewater systems at certain military bases. Such revenues increased by $7.2 million, or 51.1%, during the first quarter of 2010 primarily due to contract modifications approved by the U.S. government during the first quarter of 2010 in connection with two separate requests for equitable adjustment previously filed for inventory adjustments at Fort Bliss in Texas and Fort Bragg in North Carolina. These two contract modifications increased revenues and pretax operating income by a combined $5.6 million. There was also an increase in construction revenues of $1.5 million primarily related to special projects at Fort Bragg.

Total operating expenses for the first quarter of 2010 increased by $2.5 million to $70.7 million as compared to the $68.2 million recorded for the same period in 2009, mainly reflecting increases in: (i) supply costs of $109,000; (ii) administrative and general expenses of $2.0 million, resulting from higher labor and other employee related benefits, and an increase in outside legal and consulting services costs; (iii) maintenance costs of $223,000; (iv) depreciation and amortization expense of $481,000, reflecting the effects of closing $86.8 million of additions to utility plant during 2009, and (v) property and other taxes of $283,000. These increases in operating expenses were partially offset by: (i) a decrease in other operation expenses of $314,000, and (ii) a reduction in construction expenses at ASUS of $277,000.

The table below sets forth pretax operating income by segment for the first quarter:

(in thousands)	2010	2009	$ Change	% Change
Water	$9,320	$10,944	$(1,624)
Electric	2,483	(544)	3,027
Contracted services	7,824	1,068	6,756
AWR parent	(50)	(50)	-
Total pretax operating income	$19,577	$11,418	$8,159	71.5%

Interest expense increased by $455,000 due primarily to the issuance in March 2009 of senior notes in the amount of $40 million due March 10, 2019 with an interest rate of 6.7%. This increase to interest expense was partially offset by lower short-term interest rates and borrowings. The average interest rate on short-term borrowings for the three months ended March 31, 2010 was 0.9% as compared to an average of 1.3% during the same period of 2009. Average bank loan balances outstanding under the AWR credit facility for the three months ended March 31, 2010 were approximately $19 million, as compared to an average of $74 million during the same period of 2009.

Interest income increased by $459,000 during the first quarter of 2010, due primarily to $510,000 in interest income related to the Fort Bliss inventory price adjustment funded by a modification issued by the U.S. government in March 2010.

Income tax expense for the first quarter of 2010 was $6.1 million as compared to $1.4 million for the same period in 2009 primarily due to an increase in pretax income and a significant increase in the effective income tax rate (“ETR”). The ETR for the three months ended March 31, 2010 was 41.7% compared to 21.7% in the same period of 2009. The increase in the ETR was primarily due to: (i) a tax benefit of $918,000, or $0.05 per share, recorded during the first quarter of 2009 resulting from changes in California apportionment laws, which did not recur in 2010, and (ii) changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements, principally plant- and rate-case- related items.

Regulatory Matters

GSWC filed its general rate case for Regions II and III plus the general office on July 1, 2008 for rates effective for years 2010, 2011 and 2012. In November 2009, the CPUC issued a proposed decision (“PD”) for this general rate case. Due to the complexity of the issues addressed in the proposed decision, the CPUC subsequently withdrew the PD. On January 29, 2010, the CPUC issued a ruling revising the scoping memo and reopening the general rate case proceeding to receive supplemental information and testimony on a number of issues. GSWC has provided additional information and written testimony on these issues to the CPUC. A final decision is expected in September 2010. At this time, management cannot predict the outcome of the final decision; however, the new rates, once approved by the CPUC are expected to be retroactive to January 1, 2010.

Military Base Contract Modifications

In March 2009, a subsidiary of ASUS filed a request for equitable adjustment (“REA”) related to a joint inventory report for Fort Bragg in North Carolina. The joint inventory report indicated the quantity of the Fort Bragg infrastructure to be greater than what was estimated by the U.S. government as part of its solicitation for this contract. On January 22, 2010, the U.S. government approved a $6.5 million equitable adjustment regarding this inventory. As a result of this contract modification, ASUS recorded $3.1 million of revenues and operating income during the first quarter of 2010 (approximately $2.8 million of which is retroactive from the commencement of the contract in March 2008 to December 31, 2009). The remaining $3.4 million, related to renewal and replacement funds, was recorded as deferred revenue in the first quarter of 2010. The deferred revenue will be recognized in construction revenues (along with the related construction costs) as the work is performed.

In March 2008, another subsidiary of ASUS filed an REA as a claim with the U.S. government seeking an adjustment in the contract after it was determined that the infrastructure at Fort Bliss in Texas was substantially more than originally estimated by the U.S. government as part of its solicitation for this contract. In January 2010, ASUS and the U.S. government entered into a settlement agreement pursuant to which the U.S. government agreed to pay ASUS retroactive operation and maintenance management fees and renewal and replacement fees from the contract commencement date, October 1, 2004. In March 2010, the U.S. government issued a $6 million contract modification, funding a majority of the settlement agreement. As a result, ASUS recorded $2.5 million in revenues and pretax operating income and $510,000 in interest income during the first quarter of 2010. The remaining $3 million, related to renewal and replacement funds, was recorded as deferred revenue for the three months ended March 31, 2010. The deferred revenue will be recognized in construction revenues (along with the related construction costs) as the work is performed.

Non-GAAP Financial Measures

This press release includes a discussion on water and electric gross margins, which are computed by taking total water and electric revenues, less total supply costs. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules. The non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. Registrant uses water and electric gross margins and related percentages as important measures in evaluating its operating results. Registrant believes these measures are useful internal benchmarks in evaluating the utility business performance within its water and electric segments. Registrant reviews these measurements regularly and compares them to historical periods and to our operating budget as approved.

Other – Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-Q for the quarter ended March 31, 2010 to be filed with the Securities and Exchange Commission.

First Quarter 2010 Earnings Release Conference Call - The Company will host a conference call today, May 6, 2010 at 11:00 a.m. Pacific Time (“PT”). Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com.

The call will also be recorded and replayed beginning Thursday, May 6, 2010 at 2:00 p.m. PT and will run through Thursday, May 13, 2010. The dial-in number for the audio replay is (888) 203-1112, Confirmation ID# 9324991.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to approximately 1 out of 36 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 255,000 customers) and to over 13,000 customers in the Town of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company contracts with the U.S. government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems.

American States Water Company
Consolidated

Comparative Condensed Balance Sheets	March 31	December 31
(in thousands)	2010	2009
	(Unaudited)
Assets
Utility Plant-Net	$873,254	$866,418
Goodwill	4,437	4,437
Other Property and Investments	11,723	11,720
Current Assets	107,377	96,015
Regulatory and Other Assets	136,063	134,703
	$1,132,854	$1,113,293
Capitalization and Liabilities
Capitalization	$669,760	$665,296
Current Liabilities	106,093	99,706
Other Credits	357,001	348,291
	$1,132,854	$1,113,293

Condensed Statements of Income	Three months ended
(in thousands, except per share amounts)	March 31,
	2010	2009
	(Unaudited)

Operating Revenues	$90,283	$79,609

Operating Expenses:
Supply costs	$20,018	$19,909
Other operation expenses	6,839	7,153
Administrative and general expenses	18,863	16,865
Maintenance	4,296	4,073
Depreciation and amortization	8,842	8,361
Property and other taxes	3,683	3,400
ASUS construction expenses	8,168	8,445
Net gain on sale of property	(3)	(15)
Total operating expenses	$70,706	$68,191

Operating income	$19,577	$11,418

Interest expense	(5,749)	(5,294)
Interest income	661	202
Other	64	(30)

Income From Operations Before Income Tax Expense	$14,553	$6,296

Income tax expense	6,063	1,364

Net Income	$8,490	$4,932

Weighted Average Shares Outstanding	18,546	17,312
Earnings Per Common Share	$0.46	$0.28
Weighted Average Diluted Shares	18,666	17,440
Earnings Per Diluted Share	$0.45	$0.28
Dividends Declared Per Common Share	$0.260	$0.250

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707